Exhibit 99.1

B&W Names Thomas A. Christopher

to Board of Directors

(CHARLOTTE, N.C. – September 20, 2011) – The Babcock & Wilcox Company (B&W) (NYSE:BWC) announced today that it has named Thomas A. Christopher to its Board of Directors.

Christopher was most recently Vice Chairman of AREVA NP Inc., and from 2000 to 2009, he served as its President and Chief Executive Officer. From 1973 to 2000, he held positions of increasing responsibility with Westinghouse, including serving as the Vice President and General Manager of Siemens/Westinghouse Power Services Divisions. He spent six years with the U.S. Navy in the nuclear submarine force, holding the naval reactors engineer certification as a lieutenant.

“We are pleased that Tom has accepted our invitation to become a member of the B&W Board of Directors,” said B&W President and Chief Executive Officer Brandon C. Bethards. “As a highly respected nuclear industry leader and former engineering officer in the U.S. Navy, Tom brings a wealth of experience that will be a tremendous asset to our Board.”

He holds a bachelor’s degree from the U.S. Naval Academy, a master’s degree from the Georgia Institute of Technology and a master of business administration degree from the University of Pittsburgh. He also served on the Nuclear Energy Institute’s Board of Directors from 2000 to 2008.

About B&W

Headquartered in Charlotte, N.C., The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets, as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 12,000 people, in addition to approximately 10,000 joint venture employees. Learn more at www.babcock.com.

# # #

Media Contact:	Investor Contact:
Jud Simmons	Michael P. Dickerson
Public Relations Manager	Vice President and Investor Relations Officer
434.522.6462 » hjsimmons@babcock.com	704-625-4944 » investors@babcock.com

the babcock & wilcox company